Exhibit 10.2

BIOSCRIP, INC.

AMENDMENT ONE TO

NON-QUALIFIED STOCK OPTION AGREEMENT

2008 EQUITY INCENTIVE PLAN

BETWEEN THE COMPANY AND [INSERT]

WHEREAS, BioScrip, Inc., a Delaware corporation (the “Company”) granted the right and option to purchase a certain number of shares of common stock of the Company (the “Option”) to [INSERT] (the “Awardee”) under the BioScrip, Inc. 2008 Equity Incentive Plan, as amended from time to time (the “Plan”), as evidenced by the Non-Qualified Stock Option Agreement(s) between the Company and the Awardee, dated [INSERT] (the “Option Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;

WHEREAS, the Committee desires to amend the Option Agreement to accelerate vesting and extend the exercise period for the Option, but only if the Awardee’s employment is terminated by the Company without cause before March 31, 2017; and

WHEREAS, the Committee has authorized, empowered and directed the undersigned to take all action to implement this amendment to the Option Agreement.

NOW THEREFORE, effective as of the date set forth below, the Option Agreement is amended as follows:

1.             Section 4 of the Option Agreement is amended by adding the following sentence at the end of Section 4, as follows:

“If the Awardee’s employment with the Company and all Affiliates (as defined in the Plan), is terminated without “Cause” (as defined in Section 8 below) before March 31, 2017, any unvested portion of the Option shall vest immediately, and be exercisable until the end of the Post-Termination Period described in Section 8, in the same manner as if a Change in Control had occurred immediately before such Awardee’s actual termination of employment.”

2.             Section 8 of the Option Agreement is amended to add the following sentences to the end of Section 8, as follows:

“If the Awardee’s employment with the Company and all Affiliates (as defined in the Plan) is terminated without “Cause” (as defined in this Paragraph) before March 31, 2017, the Option shall fully (one hundred percent [100%]) vest and become exercisable as described in Section 4; provided, however, that subject to Securities Law extension set forth in Paragraph 3, the Post-Termination Period shall end on the earlier of: (a) the second (2nd) anniversary of the Awardee’s termination of employment with the Company and all Affiliates; or (b) the Expiration Date of the Option as set forth in Paragraph 3. For these purposes, “Cause” shall mean “Cause”

as defined in any offer letter or employment agreement between the Company and the Awardee, as may be amended from time to time.”

IN WITNESS WHEREOF, the Company has executed this Amendment One to the Option Agreement, to be effective on this ____ day of _________ ____, with the consent of the Awardee as noted below.

Company:

By:

Name:

Title:

ACCEPTED AND AGREED TO:

[INSERT], Awardee

2